EXHIBIT 99.1

Positive Data Presented at HFSA Annual Meeting Demonstrate Effects of Oral

Levosimendan in Patients with Pulmonary Hypertension and Heart Failure with

Preserved Ejection Fraction (PH-HFpEF)

MORRISVILLE, N.C. October 10, 2022 (GLOBE NEWSWIRE) – Tenax Therapeutics, Inc. (Nasdaq: TENX), a specialty pharmaceutical company focused on identifying, developing, and commercializing products that address cardiovascular and pulmonary diseases with high unmet medical need, announces the presentation of positive data from a study of PH-HFpEF patients being treated with oral levosimendan. The data, collected during the transition from intravenous (IV) to oral levosimendan in the open-label extension (OLE) of the HELP (Hemodynamic Evaluation of Levosimendan in PH-HFpEF) trial, were presented at the Heart Failure Society of America (HFSA) Scientific Sessions 2022, held from October 1 –3, 2022.

Title: “The Transition from Chronic Intravenous to Oral Levosimendan Is Safe and Effective in Patients with Pulmonary Hypertension with Heart Failure and Preserved Ejection Fraction”

Author: Thenappan Thenappan, MD Associate Professor of Medicine and Section Leader, Pulmonary Hypertension Program at the University of Minnesota, et al.

This substudy of 18 PH-HFpEF patients who transitioned from IV to oral levosimendan, included an evaluation of safety and efficacy across several measures. As compared with the patient’s baseline (on IV levosimendan), the mean change in resting heart rate was 4.9 (SD 7.5) beats/min, the mean systolic arterial blood pressure was 4.1 (SD 12.6) mm Hg, the mean change in 6-minute walk distance (6MWD) (n=17) was 13.1 (SD 39.5) meters, BNP (n=8) was -133.3 (SD 136.6) pg/dl, and NT-proBNP (n=7) was -239.4 (SD 548.1) pg/dl. The mean Kansas City Cardiomyopathy Questionnaire scores (KCCQ-TS, KCCQ-CS and KCCQ-OS) (n=16) improved by 4.7, 2.5 points and 3.7 points, respectively.

The authors concluded that the levosimendan oral formulation was well tolerated without safety concerns over a 6-8-week period in patients with PH-HFpEF who received IV levosimendan for an average of 18 months. There were no serious adverse events (SAEs) related to oral levosimendan therapy.  Oral levosimendan was associated with further numerical improvements in 6MWD, BNP/NT-ProBNP, and all key KCCQ domains (encompassing physical symptoms, functional limitation, quality of life, and social function), suggesting oral levosimendan at 3-4 mg/day may provide a superior formulation for chronic use in PH-HFpEF patients when compared to the intravenous administration of levosimendan.

Dr. Stuart Rich, Chief Medical Officer of Tenax Therapeutics, stated, “This important finding confirms that these patients with advanced PH-HFpEF can be treated successfully with daily oral levosimendan while avoiding the risks associated with weekly IV treatments. We are very encouraged to see these effects in patients who have received levosimendan therapy for over two years.”

Tenax Therapeutics’ Chief Executive Officer, Chris Giordano, stated, “The observed safety and effectiveness supports the use of oral levosimendan in Phase 3 testing in patients with PH-HFpEF, a devastating disease with no effective treatment options available. We are grateful to the patients and their families, our investigators, and all the research staff who continue participating in this open label extension.”

The Phase 2 HELP Study of levosimendan, initiated in 2019, enrolled patients with pulmonary hypertension and heart failure with preserved ejection fraction (PH-HFpEF) and was the first clinical trial to show an improvement in exercise capacity in this group of patients with WHO Group 2 pulmonary hypertension (PH associated with left heart disease). Patients who completed HELP and enrolled in the open-label extension study were offered the opportunity to transition from weekly IV infusions to daily oral tablets. The IV-to-oral transition substudy tested the hypothesis that stable dosing – a daily oral formulation rather than a weekly IV infusion – would not only eliminate the risk of IV-related line infections and thrombosis, but would safely retain the observed efficacy of IV levosimendan.

About Tenax Therapeutics

Tenax Therapeutics, Inc. is a specialty pharmaceutical company focused on identifying, developing, and commercializing products that address cardiovascular and pulmonary diseases with high unmet medical need. The Company has world-class scientific advisory teams, including recognized global experts in pulmonary hypertension. The Company owns North American rights to develop and commercialize subcutaneous and oral formulations of levosimendan and has released detailed results from the Phase 2 HELP Study (and OLE) of levosimendan in Pulmonary Hypertension associated with Heart Failure with Preserved Ejection Fraction (PH-HFpEF) as detailed above. Tenax Therapeutics is also developing a unique oral formulation of imatinib designed to minimize the gastric irritation observed in a previous Phase 3 trial of the marketed version of the therapy while assuring that the dose achieved is at the level proven to be effective. Tenax Therapeutics expects to conduct a single pivotal trial pursuant to the 505(b)(2) pathway for regulatory approval. For more information, visit www.tenaxthera.com.

About Levosimendan (TNX-102 and TNX-103)

Levosimendan is a unique potassium ATP channel activator and calcium sensitizer that affects the heart and vascular system through multiple mechanisms of action. Initially discovered and developed by Orion Corporation in Finland, intravenous levosimendan is approved in over 60 countries outside the United States for use in hospitalized patients with acutely decompensated heart failure. Tenax Therapeutics has North American rights to develop and commercialize oral (TNX-103) and subcutaneous (TNX-102) formulations of levosimendan. Results of Tenax Therapeutics’ Phase 2 trial of levosimendan in patients with pulmonary hypertension (PH) and heart failure with preserved ejection fraction (HFpEF) demonstrated that IV levosimendan produces potent dilation of the central and pulmonary venous circulations which translates into an improvement in exercise capacity, a discovery that forms the basis for the Phase 3 investigation of Tenax Therapeutics’ potential groundbreaking therapy. To date, no other drug therapy has improved exercise tolerance in patients with PH associated with HFpEF, recently referred to as the greatest unmet need in cardiovascular disease.

Caution Regarding Forward-Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in this press release are forward-looking statements. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: risks of our clinical trials, including, but not limited to, the timing, delays, costs, design, initiation, enrollment, and results of such trials; reliance on third parties, including Orion Corporation, our manufacturers and CROs; risks regarding the formulation, production, marketing and customer acceptance of our product candidates; intellectual property risks; statements regarding our future performance; our ability to fund our operations for at least the next 12 months as a going concern; our ability to maintain our culture and recruit, integrate and retain qualified personnel and advisors, including on our Board of Directors; volatility and uncertainty in the global economy and financial markets in light of the evolving COVID-19 pandemic; changes in legal, regulatory and legislative environments in the markets in which we operate and the impact of these changes on our ability to obtain regulatory approval for our products; and other risks and uncertainties set forth from time to time in our SEC filings. Tenax Therapeutics assumes no obligation and does not intend to update these forward-looking statements except as required by law.

Contacts

Investor Contact:

John Mullaly

Managing Director

LifeSci Advisors, LLC

C: 617-429-3548

jmullaly@lifesciadvisors.com